Exhibit 10.1
     Magic Communications, Inc.
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on August ___, 2007, by and between Magic Communications, Inc. (the “Company”), and C. Dean Homayouni, Esq., CPA (“Executive”).
W I T N E S S E T H:
     WHEREAS, the Company desires to employ Executive as Chief Financial Officer of the Company from and after the Effective Date until such date as his term of employment shall end pursuant to the terms and conditions contained herein;
     WHEREAS, Executive desires to be employed by the Company in such position and for such period pursuant to the terms and conditions contained herein;
     NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and undertakings contained in this Agreement, and intending to be legally bound, the Company and Executive agree as follows:
I.	Employment Period. Subject to the terms and conditions of this Agreement, Executive’s employment with the Company shall begin on August ___, 2007 (the “Effective Date”) and shall continue through August ___2010 (the “Term”).

II.	Position and Duties.
A.	During the Term of this Agreement, Executive shall be the Chief Financial Officer of the Company and shall have such duties and responsibilities as are customary for such position and consistent with those duties and responsibilities of a Chief Financial Officer of a corporation that is comparable to the Company. Executive shall report directly to the Chief Executive Officer of the Company and to the Board of Directors of the Company (the “Board”). Executive’s services shall be performed at the offices of the Company located in Henderson, Nevada or an office that is located no more than 25 miles from such offices, subject to reasonable travel requirements.

B.	Excluding periods of vacation, sick leave and disability to which Executive is entitled pursuant to the terms of this Agreement, during the Term, Executive agrees to devote substantially all of his business time to the performance of his duties and responsibilities under this Agreement; provided that Executive may (i) engage in civic or charitable activities, including serving on corporate, civic, educational, philanthropic or charitable boards or committees, (ii) manage Executive’s personal investments and (iii) remain as a Member of the Board of Directors of Silver State Ethanol, Inc. and subsidiaries and perform limited outside legal services for his current law practice clients, provided further, that, in each case, such activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder. Executive represents and warrants to the Company that he is not aware of any actual or potential conflicts between the Services currently being provided and the interests of the Company.
III.	Compensation and Reimbursement. As compensation to Executive for his employment services under this Agreement:
A.	Base Salary. The Company shall pay to Executive a base salary at an annual rate equal to $150,000 per year (the “Base Salary”), which shall be paid in accordance with the Company’s payroll practices for executive officers, but not less frequently than monthly. The Base Salary shall be
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     Magic Communications, Inc.
subject to annual review by the Board or the Compensation Committee (or similar committee) of the Company (the “Compensation Committee”) whereupon the Base Salary may be increased (but not decreased) at their sole discretion.

B.	Annual Incentive Bonus. Executive shall be given the opportunity to earn an incentive bonus (the “Incentive Bonus”) for each calendar year (or portion thereof) during the Term of this Agreement. The actual amount payable to Executive as an Incentive Bonus with respect to a Performance Year (as defined below) shall be dependent upon a review by the Compensation Committee of Executive’s performance during the calendar year or portion thereof that employment services are provided under this Agreement (each such year or portion thereof to which the performance objectives relate is referred to as a “Performance Year”) and the achievement of performance objectives established by the Board or the Compensation Committee during such Performance Year. Executive’s target Incentive Bonus opportunity for each Performance Year during the Term is 20% of the applicable year of Base Salary at the highest rate in effect during such Performance Year (the “Target Bonus Opportunity”). Accordingly, depending on the review by the Board of Directors of Executive’s performance and the attainment of the performance objectives during the Performance Year, the actual amount payable as the Incentive Bonus to Executive for each Performance Year during the Term of this Agreement may be less than, greater than or equal to the Target Bonus Opportunity. Any Incentive Bonus shall be paid at the same time as similar bonuses are payable to other officers of the Company, but in no event later than two and a half (2 1/2) months following the end of the Performance Year with respect to which such Incentive Bonus is to be paid.

C.	Equity Compensation and Equity Award. Executive shall be granted: (i) 83,333 Shares of Restricted Stock on January 2, 2008, (ii) 83,333 Shares of Restricted Stock on the first anniversary date of the this agreement and (iii) shall earn and accrue another 13,889 shares of restricted stock per month for twenty-four (24) thereafter. The stock under (i) shall be issued on January 2, 2008, the stock under (ii) shall be issued on the anniversary date of this Agreement and the stock earned under (iii) shall be issued on June 30 and December 31 of each year. If Executives employment is terminated by either the Company or the Executive, then all earned accrued stock shall be issued within ten (10) days of Executive’s last day of employment.

D.	Benefits. During the Term, Executive shall receive employee benefits and be eligible to participate in all employee benefit plans in a manner commensurate with the other senior executive officers of the Company.

E.	Business Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement for all expenses incurred by Executive in the performance of his duties and responsibilities hereunder, subject to such written documentation as the Company may reasonably require in accordance with its standard expense reimbursement practices and policies.

F.	Office and Support Staff. During the Term, Executive shall be entitled to an office and secretarial and other assistance consistent with his position and the support provided to the other senior executive officers of the Company.

G.	Vacation. Executive shall be entitled to two (2) weeks paid vacation per year that shall increase to three (3) weeks after two years of employment .

H.	Professional Training. Executive shall be entitled to sixty (60) hours paid time per year to complete Continuing Professional Education to maintain his status as a Certified Public Accountant and licensed Attorney for the State of Nevada and the State of California. The
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     Magic Communications, Inc.
Company shall reimburse Executive for all course fees paid by Executive to maintain his professional licenses. The Company shall pay for Executive’s annual dues and fees to the Nevada Board of Accountancy, The California Board of Accountancy, The American Institute of Certified Public Accountants, The Nevada Bar Association, The California Bar Association and Clark County Bar Association.
IV.	Employment Termination.
A.	At End of Term. Executive’s employment shall terminate at the end of the Term.

B.	Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment after having established Executive’s Disability (as defined below) by giving the Executive a Notice of Termination (as defined below). For purposes of this Agreement, “Disability” shall mean any physical or mental illness, impairment or infirmity which materially impairs Executive’s ability to perform the essential functions of his position, including his essential duties and responsibilities under this Agreement, with reasonable accommodation, for at least one hundred eighty (180) days during any 365-consecutive-day period. Notwithstanding the foregoing, to the extent that any payment or benefit under this Agreement that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) may be triggered due to a Disability, “Disability” shall mean Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a Company-sponsored group disability plan.

C.	With or Without Cause. The Company may terminate Executive’s employment with or without Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s willful and continued failure to perform substantially his duties with the Company (other than any such failure resulting from Executive’s Disability or any such failure subsequent to Executive being delivered notice of the Company’s intent to terminate Executive’s employment without Cause or delivering to the Company a notice of Executive’s intent to terminate for Good Reason) after a written demand for substantial performance is delivered to Executive by the Board, the Compensation Committee or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board, the Compensation Committee or the Chief Executive Officer of the Company believes Executive has not substantially performed Executive’s duties and Executive, after a period of no less than thirty days as set forth in the Company’s notice, has failed to cure such failure; (ii) Executive’s willful dishonesty or misconduct in the performance of his duties that could reasonably be expected to cause a material harm to the Company or any of its subsidiaries; (iii) Executive’s involvement in a transaction in connection with the performance of his duties to the Company or any of its subsidiaries which has not been disclosed to the Board or Company and which is adverse to the interests of the Company or its subsidiaries and which is engaged in for personal profit (whether for the benefit of Executive or any other person or entity related to Executive or with respect to which Executive has a material interest); or (iv) Executive’s conviction (by a court of competent jurisdiction) of, or a plea of nolo contendere to, any crime that constitutes a felony under federal, state or local law (other than a motor vehicle violation for which no custodial penalty is imposed). For purpose of the definition of Cause set forth above, no act or failure to act shall be considered “willful” unless done or omitted to be done by Executive in bad
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     Magic Communications, Inc.
faith and without reasonable belief that Executive’s action was in the best interests of the Company and its subsidiaries. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

D.	With or Without Good Reason. Executive may terminate his employment with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent: (i) a reduction in Executive’s Base Salary or a material reduction or discontinuance of any material benefit plan; (ii) a failure to award an Incentive Bonus to Executive in an amount equal to at least 75% of Executive’s Target Bonus Opportunity for any Performance Year ending after December 31, 2006; (iii) a failure on the part of the Company to grant or cause to be granted to Executive the Equity Award as previously discussed; (iv) any change in the position, duties, responsibilities (including reporting responsibilities) or status of Executive that is inconsistent and adverse to Executive in any material respect with Executive’s position, duties, responsibilities or status with or to the Company as a public company as of the Effective Date (including Executive not serving as the Chief Financial Officer of the Company); (v) a requirement by the Company that Executive be based in an office that is located more than 25 miles from Executive’s principal place of employment as of the Effective Date; or (vi) any material failure on the part of the Company to comply with and satisfy the terms of this Agreement; provided, that a termination by Executive with Good Reason shall be effective only if Executive delivers to the Company a Notice of Termination for Good Reason within ninety (90) days after Executive first learns of the existence of the circumstances giving rise to Good Reason and within thirty (30) days following delivery of such Notice of Termination for Good Reason, the Company has failed to cure the circumstances giving rise to Good Reason to the reasonable satisfaction of Executive; provided further, that Executive shall not be required to deliver to the Company a Notice of Termination within ninety (90) days after Executive first learns of the existence of circumstances giving rise to Good Reason pursuant to clause (iv) above.

E.	Notice of Termination. Any termination by the Company with or without Cause or on account of Disability, or by Executive with or without Good Reason, shall be communicated in writing to the other party hereto (a “Notice of Termination”). Such Notice of Termination shall include: (i) the specific termination provision of this Agreement relied upon, (ii) reasonable detail as to the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the termination date is different from the date of the receipt of such notice, the specified termination date.
V.	Company Obligations Upon An Employment Termination.
A.	End of Term. Upon termination of Executive’s employment at the end of the Term pursuant to Section IV.A. above, Executive shall be entitled to the following:
1.	100% of all vested Equity Awards held by Executive as of the date of such termination shall become vested. For the avoidance of doubt, any Equity Awards that are scheduled to vest on or before such termination date shall be considered vested rather than unvested for the purpose of determining the amount of vested Equity Awards as of the date of such termination; and

2.	A lump sum payment, to be paid on the tenth business day following such termination, equal to the sum of the Accrued Obligations (as defined below) and the Pro Rata Bonus Amount (as defined below).
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     Magic Communications, Inc.
B.	Death or Disability. Upon termination of Executive’s employment due to death or Disability, Executive (or Executive’s beneficiaries, as applicable) shall be entitled to the following:
1.	A lump sum payment, to be paid on the tenth business day following such termination, equal to the sum of the Accrued Obligations (as defined below) and the Pro Rata Bonus Amount (as defined below). For purposes of this Agreement, “Accrued Obligations” shall mean all amounts earned or accrued through the date of termination but not paid as of the date of termination, including but not limited to (a) Base Salary, (b) expenses incurred by the Executive for the period ending on the date of termination, (c) vacation pay and (d) any unpaid Incentive Bonus with respect to the most recently completed Performance Year prior to the date on which such termination occurs, provided, that if such termination occurs prior to the determination by the Board or the Compensation Committee of the Incentive Bonus with respect to the most recently completed Performance Year, then an amount equal to the most recent Incentive Bonus awarded to Executive. For purposes of this Agreement, the “Pro Rata Bonus Amount” shall mean an amount representing a pro rata portion (based on the number of days in the period beginning on the first day of the current Performance Year and ending on the date of termination) of the greater of (a) 100% of the Target Bonus Opportunity for the Performance Year in which such termination occurs or (b) 100% of the Incentive Bonus awarded to Executive in respect of the most recent Performance Year for which an Incentive Bonus has been awarded;

2.	To the extent permitted by the Company’s plans at the time of termination, the continuation of medical, dental, life insurance, disability and other welfare benefits (to the extent made available to Executive and his dependents prior to termination) for Executive (and his dependents) for one year following termination, provided, that if Executive’s continued participation in any such medical, dental, life insurance, disability or other welfare plan is not permitted, Executive shall be entitled to a lump sum payment, to be paid on the tenth business day following such termination, equal to the cost to the Company of providing benefits under such plan(s) in which he (or his dependents) is unable to participate for such one year period; and
C.	By Company for “Cause” or by Executive without “Good Reason”. In the event of a termination of employment by the Company for Cause or a resignation by the Executive without Good Reason (other than pursuant to Section IV.A above), Executive shall be entitled to the following:
1.	A lump sum payment, to be paid on the tenth business day following such termination, equal to the Accrued Obligations; and

2.	Executive shall retain all Equity Awards held by Executive that have vested as of such termination.
D.	By Company without “Cause” or by Executive for “Good Reason”. In the event of a termination of employment by the Company without Cause (other than pursuant to Section IV.A above) or a resignation by the Executive with Good Reason, Executive shall be entitled to the following:
1.	A lump sum payment, to be paid on the tenth business day following such termination, equal to the sum of:
a.	The Accrued Obligations;

b.	The Pro Rata Bonus Amount;

c.	Six Months of Base Salary at the rate then in effect; and
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     Magic Communications, Inc.
2.	All vested Equity Awards held by Executive as of the date of such termination shall become vested upon such termination.
E.	By Company without “Cause” or by Executive for “Good Reason” in connection with a Change in Control. Notwithstanding the foregoing, in the event of a termination of employment by the Company without Cause (other than pursuant to Section IV.A above) or a resignation by the Executive with Good Reason (i) at the request of any third party participating in or causing a Change in Control or (ii) within twelve (12) months following a Change in Control, Executive shall be entitled to the following:
1.	A lump sum payment, to be paid on the tenth business day following such termination, equal to the greater of:
a.	the amount contemplated to be paid to Executive pursuant to Section V.D.1 above upon a termination of employment by Company without “Cause” (other than pursuant to Section IV.A above) or by Executive for “Good Reason” in the absence of a Change in Control; or

b.	the sum of the following:
(i)	The Accrued Obligations;

(ii)	The Pro Rata Bonus Amount;

(iii)	Base Salary then in effect for the remainder of the Term; and
2.	Executive shall retain all Equity Awards that have vested as of such termination.
               For purposes of this Agreement, “Change in Control” shall mean Ed Hohman and John Hohman, any corporation or trust they may control or their immediate family members may control no longer owning more than 50% of the stock of the voting stock of the Company.
VI.	Change in Control. Notwithstanding anything herein to the contrary, all unvested Equity Awards held by Executive as of the date of a Change in Control during the Term of this Agreement shall become vested upon such Change in Control.

VII.	Restrictive Covenants.
A.	Confidential Information. Without the prior written consent of the Company, except (i) as reasonably necessary in the course of carrying out his duties hereunder or (ii) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Executive shall not disclose any trade secrets, customer lists, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management of the Company or its subsidiaries), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or its subsidiaries designated as confidential or proprietary that the Company or its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or its subsidiaries (collectively, “Confidential Information”) unless such Confidential Information has been previously disclosed to the public by the Company or its subsidiaries or has otherwise become available to the public (other than by any action of Executive in breach of this Agreement or his obligations to the Company and its subsidiaries).
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     Magic Communications, Inc.
B.	Non-Competition; Non-Solicitation. Executive will not, during the term of this Agreement, and for a period of one (1) year immediately following termination of employment: (i) directly or indirectly induce or solicit any employee of the Company or any of its subsidiaries to terminate such employment with the Company or its subsidiaries or directly or indirectly be involved in the hiring of any such employee, provided, that Executive knows that such employee is an employee of the Company or any of its subsidiaries at the time of such hiring.

C.	Non-Disparagement. During the Term and at any time thereafter, Executive agrees that Executive will not, directly or indirectly, make or cause to be made any statement or criticism which is materially adverse to the interests of the Company or its subsidiaries; nor will Executive take any action that may reasonably cause the Company or its subsidiaries significant embarrassment, humiliation, or otherwise cause or contribute to the Company or its subsidiaries being held in disrepute by the public or the Company’s or its subsidiaries’ customers or employees, except as required by applicable law; provided, however, that nothing in this Section VII.C shall be interpreted to preclude Executive’s honest and good faith reporting to the Company, its counsel, or appropriate legal enforcement authorities. Company agrees that employees and directors of the Company and its subsidiaries will not, directly or indirectly, make or cause to be made any statement or criticism which is materially adverse to the interests of Executive; nor will employees and directors of the Company and its subsidiaries take any action that may reasonably cause Executive significant embarrassment, humiliation, or otherwise cause or contribute to Executive being held in disrepute by the public or the business community at large, except as required by applicable law.

D.	Reasonableness of Restrictions. Executive acknowledges that (i) the restrictions provided in this Section VII are necessary for the protection and to maintain the goodwill of the Company; (ii) Executive’s ability to work and earn a living is not unreasonably restrained by these restrictions and these restrictions do not impose an undue hardship on Executive’s ability to earn a living; (iii) should any provision of this Agreement (including but not limited to Section VII hereof) be found to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed amended or modified so as to permit those provisions to be enforceable under the laws and public policies applied in the jurisdiction to which enforcement is sought; (iv) the Company will be entitled to enforce such provision for such period of time and within such area as may be determined to be reasonable by a court of competent jurisdiction; and (v) this Section VII.D shall continue to be in effect beyond the termination of Executive’s employment with the Company, regardless of the reason, to the extent provided herein.
VIII.	Miscellaneous. Executive acknowledges that Executive (i) has carefully read this Agreement in its entirety and has had an adequate opportunity to consider it and has consulted independent counsel of Executive’s choice, who has answered to Executive’s satisfaction all question Executive had regarding the meaning and significance of any of the provisions of this Agreement (ii) fully understands all the terms of this Agreement and their significance, (iii) knowingly and voluntarily assents to all the terms and conditions contained herein, (iv) is signing this Agreement voluntarily and of Executive’s own free will and (v) agrees to abide by all the terms and conditions contained herein. The language used in this Agreement shall be deemed to be the language mutually chosen by the parties hereto to reflect their mutual intent, and no doctrine of strict construction shall be applied against any party hereto.

IX.	Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company
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     Magic Communications, Inc.
and for which Executive may qualify in the sole discretion of the Compensation Committee.

X.	Indemnification. The Company and its successors and/or assigns will indemnify, hold harmless, and defend Executive to the fullest extent permitted by applicable law and the By-Laws and Certificate of Incorporation of the Company with respect to any claims that may be brought against Executive arising out of or related to any action taken or not taken in Executive’s capacity as an employee, officer or director of the Company or any of its affiliates, including, without limitation, the advancement of legal fees and expenses, as such fees and expenses are incurred by Executive. In addition, Executive shall be covered, in respect of Executive’s activities as an officer or director of the Company or any of its affiliates, by the Company’s (or any of its affiliates’) Directors and Officers liability policy or other comparable policies, if any, obtained by the Company’s (or any of its affiliates’) successors, to the fullest extent permitted by such policies.

XI.	Notices. For purposes of this Agreement, notices, demands, and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand; (b) sent by prepaid first class mail (airmail if to an address outside the country of posting); or (c) sent by facsimile transmission with confirmation of transmission, as follows:
If to Executive, addressed to:
C. Dean Homayouni, Esq., CPA
7764 Painted Sunset Drive
Las Vegas, Nevada 89149
Fax: (702) 433-0700
If to the Company, addressed to:
Magic Communications, Inc.
Attn: Chief Executive Officer
1179 Center Point Drive
Henderson, NV 89074
XII.	Assignment/Successor Obligations. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) of the Company. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor thereto. This Agreement shall not be assignable by the Company without the prior written consent of Executive (which shall not be unreasonably withheld).

XIII.	Amendment. This Agreement may not be amended or modified except by an instrument in writing executed by both the Company and Executive.

XIV.	Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Clark County, Nevada under the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) then currently in effect, as modified herein. Arbitration proceedings shall take place in Clark County, Nevada, before a single neutral arbitrator who shall be a lawyer. In the event of breach or threatened breach by Executive or the Company of any provision hereof, the Company and Executive shall be entitled to seek temporary or preliminary injunctive relief or other equitable relief to which either of them may be entitled pending the outcome of any arbitration proceeding, without the posting of any bond or other security. Executive consents to the jurisdiction of Nevada courts for such purpose. The arbitrator shall have authority to award any remedy or relief that a court of the State of Nevada or federal court located in
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     Magic Communications, Inc.
the State of Nevada could grant in conformity to applicable law on the basis of claims actually made in the arbitration. Any arbitration award shall be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award. The arbitrator’s award shall be final and judgment may be entered upon such award by a court of competent jurisdiction. This arbitration procedure will be governed by the Federal Arbitration Act as will any actions to compel, enforce or vacate proceedings, awards, orders of the arbitration or settlement under this procedure.

XV.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to any choice of law or conflicts of law doctrines (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

XVI.	Validity. The provisions of this Agreement shall be deemed to be severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision. The parties hereto agree that a court of competent jurisdiction making a determination of the invalidity or unenforceability of any term or provision of this Agreement shall have the power to reduce the scope, duration or area of any such term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision in this Agreement with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. The breach by the Company of any obligation or duty to Executive shall entitle Executive to his appropriate remedy at law but shall not, of itself, relieve Executive of any other obligation set forth in this Agreement.

XVII.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

XVIII.	Effect of Agreement. The terms of this Agreement shall supersede any obligations and rights of the Company and Executive, respecting employment, compensation and employee benefits on or after the Effective Date.
               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Magic Communications, Inc.

By:
Name:	Edward Hohman
Title:	President

Magic Communications, Inc.

By:
Name:	John Hohman
Title:	Chief Operating Officer

EXECUTIVIE

By:
Name:	C. Dean Homayouni, Esq., CPA
1179 Center Point Drive ■ Las Vegas, NV 89074 ■ (702) 565-7866 ■ Fax (702)565-1885